Exhibit 10.2

ATHENA SILVER CORPORATION

2010A Harbison Drive, #312

Vacaville, CA 95687

707-291-698

August 21, 2020

Nubian Resources Ltd.

2526 Yale Court, Suite 202
Abbotsford, British Columbia
Canada V2S 8G9

Attention: Markus Janser, Chairman

Dear Mr. Janser,

Re:	Proposed Agreement to Purchase 100% of the Excelsior Springs Exploration Project, Esmeralda County, Nevada from Nubian Resources Ltd.

This letter of intent (“LOI”) sets out the principal commercial and contractual terms and principles of the agreement between Nubian Resources Ltd. (the “Vendor”) and Athena Silver Corporation (“Athena”) whereby Athena will acquire an option to purchase from the Vendor 100% of the Excelsior Springs Exploration Project located in Esmeralda County, Nevada, USA, which is made up of the mineral tenures, interests and permits listed in Schedule A (the “Property”), but subject to the royalties listed in Schedule A, and all data, maps, information, reports, drill core and samples from or relating to the Property in whatever form (collectively, the "Property Data").

This LOI is intended to and constitutes a legally binding and enforceable agreement among the parties. It is further intended that, subject to Athena being satisfied with the results of its due diligence investigations in respect of the Property in its discretion, including a site visit, the parties hereto agree to negotiate in good faith to settle the form of, and enter into, a binding definitive agreement which will replace this LOI and set forth the terms and conditions of this LOI in greater detail (the “Definitive Agreement”).

1.	Option to Purchase

The Vendor hereby grants Athena the exclusive right to purchase an undivided 100% right, title and interest in and to the Property and the Property Data (the “Transaction”) in consideration for the following purchase payments:

a)	US$10,000 paid by Athena to the Vendor within five business days of the date the TSX Venture Exchange (“TSXV”) grants conditional approval for the purchase and sale of the Property as contemplated in this LOI (such date being the “1st Payment Date”), which amount is non-refundable in all circumstances; and

b)	on or before the earlier of the date of the execution of the Definitive Agreement and the date that is three months from the date of this LOI (such date being the “2nd Payment Date”), Athena issuing 50,000,000 shares of Athena to the Vendor valued at $0.05 per share;

If the purchase payments outlined in (a) and (b) above are made by Athena in advance of the termination of this LOI and/or execution of the Definitive Agreement, Athena will be deemed to have purchased a 100% interest in the Property and the Vendor shall immediately undertake all actions necessary to transfer and register 100% of the Property to Athena.

2.	Due Diligence Period

During the period between the date of this LOI and the 2nd Payment Date (the “Due Diligence Period”) the Vendor agrees that:

a)	it will allow Athena and its authorized representatives, including legal counsel and consultants, access to the Property and to all information, books, records or other documents in the Vendor’s possession pertaining to the Property; and

b)	it will not, directly or indirectly, authorise or permit any officer, employee, representative or agent thereof, to directly or indirectly solicit, initiate, encourage, engage in or respond to any inquiry or proposal regarding a purchase, transfer or other dealing in the Property, or encourage or provide any information to any corporation or other entity regarding an acquisition of the Property.

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3.	Distribution of Shares

The Vendor intends to distribute the shares to its shareholders on a pro rata basis. The shares have a hold period of six months from the 2nd Payment Date and a distribution before the end of the hold period will result in carrying the hold period over to its shareholders.

4.	Covenants of the Parties

a)	From the 1st Payment Date until termination of the LOI or completion of the purchase of the Property by Athena (the “Option Period”), Athena will be responsible for the maintenance of the Property including payment of BLM fees and Athena agrees to keep the Property free and clear of all mortgages, charges, caveats, security interests and other encumbrances arising from its activities on or in respect of the Property.

b)	Athena’s and Nubian’s respective obligations to enter into the Definitive Agreement will be conditional upon the satisfaction or waiver of the following conditions precedent during the Due Diligence Period:

i)	the Vendor receiving conditional acceptance of the Transaction from the TSXV (subject to only usual conditions of the TSXV); and

ii)	the parties obtaining any other approvals required under applicable laws or the rules of an applicable securities exchange.

5.	Representations and Warranties

a)	The Vendor represents, warrants and covenants to and with Athena, that as of the date of this LOI:

i)	the Vendor is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

ii)	the Vendor has full legal capacity, power and authority to enter into and perform its obligations under this LOI and this LOI constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

iii)	the Vendor holds a 100% legal and beneficial right, title and interest in the Property, except as set forth in Schedule A;

iv)	the Property is free from any encumbrances liens, charges, claims, royalties or interests of others of whatever nature, other than the royalties described in Schedule A hereto and rights and interests under legislation applicable to the Property;

v)	the Property claims are in good standing, in full force and effect and not liable to cancellation or forfeiture for any reasons and the Vendor is not in breach or contravention of any of the terms and conditions upon which the Property claims were granted or of any other rule, regulation or provision of any statute concerning, affecting or relating to the Property claims;

vi)	the mining lease(s), if any, governing mineral rights included in the Property are valid and enforceable agreements and grant rights to minerals on, in or under the area of such leases to the Vendor, are in good-standing and are assignable by the Vendor without the consent of the lessor(s);

vii)	there are no environmental liabilities relating to or affecting the Property nor are there any circumstances relating to the Property which may reasonably be expected to give rise to future environmental liabilities, other than environmental obligations included in the terms and conditions attaching to the Property or arising under any law other than by reason of a breach of that law by the Vendor;

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viii)	to the best of its knowledge, neither the Vendor nor the Vendor’s rights to the Property are subject to any litigation or legal proceedings, and litigation or legal proceedings have not been threatened against the Vendor; and

ix)	neither the Vendor, nor any of its assets, is subject to any bankruptcy, receivership or insolvency proceedings or orders.

Under the Definitive Agreement, the Vendor will provide such representations and warranties to Athena as are considered standard for transactions similar to the one described herein, including but not limited to the substance of the foregoing statements, at the date of the Definitive Agreement.

b)	Under the Definitive Agreement, Athena will provide such warranties to the Vendor as are considered standard for transactions similar to the Transaction, including but not limited to warranting to the Vendor that the following statements are true, complete and accurate at the date of the Definitive Agreement:

i)	Athena is a company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

ii)	Athena has full legal capacity, power and authority to enter into and perform its obligations under this LOI and this LOI constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms;

iii)	Athena owns 100% of the entire issued share capital (in formation) of Esmeralda Gold Corporation;

iv)	Athena is not subject to any litigation or legal proceedings, and litigation or legal proceedings have not been threatened against Athena; and

v)	Athena, nor any of their respective assets, is subject to any bankruptcy, receivership or insolvency proceedings or orders.

6.	Other Provisions

a)	During the Option Period, Athena shall convert outstanding debt to equity and will have no more than 50,000,000 shares outstanding;

b)	Athena shall raise $750,000 at a minimum of $0.03 USD per share for a total of maximum 25,000,000 shares;

c)	Athena shall obtain a listing on the CSE, the TSX Venture Exchange or another recognized stock exchange agreed to by the Vendor, acting reasonably;

d)	The Vendor shall retain a 1% NSR on the Property and Athena shall have the right, but not the obligation, to purchase 0.5% NSR back from the Vendor for the amount of $500,000 and the remainder of 0.5% at fair market value;

e)	The parties shall use their best efforts to agree to the terms of and, if so agreed, execute, a Definitive Agreement within the Due Diligence Period. If the Definitive Agreement is not agreed and executed by the end of the Due Diligence Period, Athena or the Vendor may terminate this LOI by notice in writing to the other party.

If this LOI is terminated under this clause 6(e):

i)	the rights and obligations of each party under clauses 6(j) and (k) will survive termination; and

ii)	subject to clause 6(e)(i), each party is released from its obligations under this LOI.

f)	The Vendor understands and acknowledges that all shares of Athena issuable to the Vendor pursuant to a Definitive Agreement will be subject to certain resale restrictions under applicable Canadian and US securities laws and the rules and policies of the TSXV and the Vendor agrees to comply with such restrictions. The Vendor also acknowledges that the certificates for the securities of Athena issuable hereunder will bear the required legends under US and Canadian securities laws.

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g)	For the purposes of Section 1 hereof, if there is any subdivision, consolidation or other alteration of the share capital of Athena before the date the fixed share payment must be made, there will be a corresponding adjustment in the number of shares issuable to reflect such change in share capital. It is anticipated that Athena will endeavor a 1:10 consolidation and a name change on completion of this transaction.

h)	During the Option Period, Athena and its employees, agents and independent contractors shall have the right to enter upon the Property to undertake due diligence activities contemplated by this Agreement, including the removal of mineral samples for the purpose of, and in the amounts appropriate for, testing such mineral samples, and Athena shall have the right to bring upon and erect upon the Property such equipment as Athena may deem necessary or desirable to carry out such due diligence activities.

i)	Time shall be of the essence in this LOI.

j)	No disclosure or announcement, public or otherwise, in respect of this LOI or the transactions contemplated herein or therein will be made by any party without the prior agreement of the other party as to timing, content and method, provided that the obligations herein will not prevent any party from making, after consultation with the other party to the extent possible, such disclosure as its counsel advises is required by applicable law or the rules and policies of the TSXV, or any securities regulatory authority having jurisdiction over it.

k)	This LOI and the Definitive Agreement shall be governed by and construed in accordance with the laws of British Columbia, Canada. Each party submits to the exclusive jurisdiction of the courts exercising jurisdiction in British Columbia, Canada and courts of appeal from them in respect of any proceedings arising out of or in connection with this LOI or the Definitive Agreement.

l)	During the Option Period, none of the parties to this LOI may assign nor otherwise deal with all or any part of its interest in the Definitive Agreement or this LOI without the written consent of the other party and any purported assignment without such consent is considered void.

m)	This LOI may be executed in several parts in the same form and such parts as so executed will together constitute one original agreement, and such parts, if more than one, will be read together as if all parties hereto had executed one copy of this LOI.

n)	This LOI constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and representations, oral or written, by and between any of the parties hereto with respect to the subject matter hereof.

o)	Each party at its own expense must do everything reasonably necessary to give full effect to this LOI and the transactions which it contemplates.

p)	Each party shall bear its own legal and other costs in relation to this LOI, the Transaction, the Definitive Agreement and any other agreements entered into in connection with the Transaction.

q)	The existence and terms of this LOI are confidential and must not be disclosed to a third party without the prior written consent of the other party. This restriction does not apply where such disclosure is to a related body corporate, government agency or legal or financial adviser of a party or is required by law or the rules of any stock exchange applicable to one of the parties hereto.

If the foregoing is in accordance with your understanding and is acceptable to you, please indicate by signing this LOI and returning a copy to us.

Yours truly,

ATHENA SILVER CORPORATION
Per:	/s/ John C. Power
Name: John C. Power Title: President

Accepted and agreed to this 21st day of August, 2020, by:

NUBIAN RESOURCES LTD.
Per:	/s/ Martin Walter
Name: Martin Walter Title: Chief Executive Officer

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SCHEDULE A

EXCELSIOR SPRINGS Claims

PATENTED CLAIMS

Name	MS#	Royalty Payable	Royaltyholder	Agreement Creating Royalty

UNPATENTED CLAIMS

Name	BLM#	Royalty Payable	Royaltyholder	Agreement Creating Royalty

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